Exhibit 10.27

Executive Compensation Notification
Chief Financial Officer

Fiscal 2018 Compensation of Chief Financial Officer

Fiscal 2018 Base Salary and Bonus Plan: The table below sets forth the fiscal 2018 base salary and bonus for Mr. Wheat.

		Annual Base Salary	Discretionary Bonus Plan
Name	Office	Fiscal 2018	Fiscal 2018
Bill W. Wheat	Executive Vice President and CFO	$500,000	See Note II

Note II: Other Long-Term Benefits.

The Board of Directors may award discretionary bonuses to Mr. Wheat based on his performance in fiscal 2018. In addition, Mr. Wheat may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay benefits to the executive. If the executive is employed by the Company on the last day of the fiscal year (for example September 30, 2018), then the Company will establish a liability equal to 10% of his annual base salary as of the first day of the fiscal year (for example October 1, 2017). This liability will accrue earnings in future years at a rate established by the administrative committee.

Time Restricted Stock Units: On November 2, 2017, the Compensation Committee approved an award of restricted stock units (“Time Vesting RSUs”) pursuant to the Company's 2006 Stock Incentive Plan, as amended and restated ("2006 Plan"), to Mr. Wheat in the following amount:

Name	Office	Number of Time Vesting Restricted Stock Units
Bill W. Wheat	Executive Vice President and CFO	40,000

The Time Vesting RSUS vest equally over a three-year period ending November 2, 2020.